OEM MANUFACTURING CONTRACT
                                     BETWEEN
                            RELM WIRELESS CORPORATION
                                       AND
                               UNIDEN CORPORATION

THIS OEM MANUFACTURING CONTRACT ("CONTRACT") is made this 13th day of March, 2000, by and between UNIDEN CORPORATION, a Japan corporation with principal place of business at 2-12-7 Hatchobori, Chuo-Ku 104, Japan ("SELLER"), and RELM WIRELESS CORPORATION, a Nevada corporation with a place of business at 7505 Technology Drive, West Melbourne, FL 32904 ("BUYER").

                                    RECITALS

Buyer may desire from time to time during the term hereof to purchase Product (as defined herein) from Seller and Seller may desire to sell Product to Buyer. Any such sales will be in accordance with the terms and conditions of this Contract.

NOW THEREFORE WITNESSETH, that for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.   DEFINITIONS, SCOPE OF CONTRACT

     A.   Definitions

     As used herein, the following terms shall have the definitions set forth:

           1.  "Buyer" shall mean RELM Wireless Corporation

           2.  "Seller" shall mean Uniden USA, Inc.

           3. "Product" shall mean the product listed in APPENDIX A-1, and any additional products that the parties may agree to include under this Contract pursuant to Section 2.A.


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           4.  "Contract" shall mean this agreement including all appendices, the terms and provisions of which are incorporated into the Contract by reference.

           5. "Effective Date of this Contract" shall be the date so designated by the parties on the first page of this Contract or, if no date is designated, shall be the date on which the Contract is signed by the last of the parties to sign.

           6. "Specifications" shall mean the design, performance, and features of the respective Product as established and determined by Seller, and as such Specifications may be modified pursuant to
               Section 11.B.

           7. "Affiliate" of any Person means any Person Controlling, Controlled by or under common Control with such Person.

           8.  "Control" and all derivations thereof means the ability to either
               (i) vote (or direct the vote of) 50% or more of the voting interests in any Person or (ii) direct the affairs of another, whether through voting power, contract or otherwise.

           9. "Persons" means any natural person, any governmental authority or agency and any entity, including corporations, partnerships, joint ventures, limited liability companies, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

          10. "Asset Purchase Agreement" means that certain Asset Purchase Agreement among Buyer, Uniden America Corporation and Simmonds Capital Limited dated as of the date of this Contract.

          11. "Uniden License" means Trademark License Agreement for the mark "Uniden" pursuant to which Seller is granting Buyer a limited license to use of the mark "Uniden."

     B.   Scope of Contract

          This Contract sets forth the terms and conditions regarding purchases by Buyer of the Products from Seller and shall apply to each purchase and sale of the Products to be made in accordance with the Orders (as defined in Section 2C.1) issued


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


          from time to time by Buyer and accepted by Seller pursuant to
          Section 2 hereof during the term of this Contract.

2.   PRODUCT, PRICE, ORDERING AND MINIMUM

     A.   Product Models

          1. The initial Product models available hereunder are set forth on APPENDIX A-1. Additional Product models may be agreed to by the parties in writing by execution of a New Model Addendum, substantially in the form of APPENDIX A-2. Orders for Product models for which there is a "Remark" on APPENDIX A-1 must comply with that "Remark." Seller has no obligation to accept Orders or to deliver any Product for which Seller does not accept Orders due to the unavailability or substantial increase in Seller's cost of parts or components for such Product.

          2. Buyer has accepted the initial models of Product set forth on APPENDIX A-1. Buyer agrees to provide all necessary tooling, jigs, special equipment, etc. to Seller needed for the manufacture of the initial models and the additional Product models. Should any additional tooling, jigs, special equipment, etc. be required, it shall be at the cost of Buyer. Seller will exercise ordinary care in the normal maintenance and care of such tooling, jigs, special equipment, etc. Buyer is responsible for all risks relating to the tooling, jigs, special equipment, etc. For any additional Product models agreed upon, if any, Seller will provide drawings or other information for Buyer's approval. Seller will provide a written quote to Buyer setting forth any tooling requirements and costs applicable to each additional future Product model (for which Buyer will be responsible). Buyer will be responsible for any taxes, duties, etc., levied regarding the same.

          3. Seller will make available for purchase by Buyer Product in accordance with the terms and provisions of this Contract. Nothing in the Contract will require Buyer to buy or Seller to sell any quantities of Product, absent firm, accepted Orders.


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          4.   Manufacturer of the Product will be at a location determined by
               Seller, in its sole discretion. The initial location will be Laguna, The Philippines. The location may be moved by Seller in its sole discretion. Seller will make a reasonable good faith effort to give Buyer 120 days prior written notice of such move.

     B.   Price

          1. The price for the initial Product models is specified in APPENDIX A-1. Pricing for any additional Product models shall be specified on the New Model Addendum for that model. Available accessories and parts shall be offered to Buyer at Seller's regular prices and terms and conditions for such accessories and parts.

          2. Buyer shall provide Seller with a resale sales tax exemption certificate and all other tax exemption certificates required by applicable governmental authorities. Buyer is responsible to pay the gross amount of any present or future sales, use, excise, value-added, or other similar tax applicable to the sale of any Product furnished by Seller to Buyer hereunder.

     C.   Ordering Procedure

          1. Buyer shall order its desired quantities of the Product, accessories or spare parts/units to be provided by Seller under this Contract by means of purchase orders (herein referred to as "ORDERS"). Orders shall be in writing and specify the Product, accessories and/or available spare parts, as well as the applicable price, quantity, and requested delivery schedule. Orders will be for a minimum of 500 pieces of each item per delivery.

          2. The provisions of this Contract shall be applicable to Orders whether or not this Contract is referenced in Orders and the provisions of this Contract shall supersede any contrary provisions in Orders or either party's purchase orders, order acknowledgments, invoices or shipping documents.

          3. Buyer's initial Order of each model shall be made 180 days in advance. Thereafter, Orders of additional models shall be made 150 days in


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


               advance. Commencing upon execution of this Contract, Buyer shall, at the beginning of each calendar month, submit a rolling forecast of Product to be delivered for the next six (6) calendar months, including the current month. The forecast shall be firm for the nearest in time four (4) months, and Buyer will at all times have submitted Orders to cover the same. Orders are subject to acceptance by Seller. Seller will confirm acceptance or rejection of each Order via facsimile within ten (10) business days of receipt of Order. Failure to confirm an Order within such period will be considered a rejection of the Order by Seller. The foregoing forecast provisions shall apply to the Product set forth in APPENDIX A-1. However, any additional Product models will be subject to the product planning cycle mutually agreed to by Seller and Buyer in the New Model Addendum for the given Product.

     D. Tooling Assets. Buyer agrees to make the Tooling Assets (as defined in the Asset Purchase Agreement) available free of cost to Seller to allow Seller to fulfill its obligations under this Contract; provided, however, that, notwithstanding this arrangement, Buyer will be fully responsible for all liabilities, obligations or claims related to the Tooling Assets. As long as this Contract is in effect, Seller will have the right to control the location and use of the Tooling Assets at Buyer's cost and risk. If the Tooling Assets must be updated, duplicated or replaced in order for Seller to fulfill its obligations, without undue burden, under this Contract, Buyer will be responsible for all update, duplication or replacement costs; provided, however, Seller must give Buyer 30 days written notice (and obtain Buyer's prior written consent) of an update, duplication or replacement that will require such costs; provided, further, if such costs exceed $250,000.00 for any one Product model, Buyer may terminate the Agreement; provided, further, that no outstanding Orders will be canceled as a result of such termination unless the update, duplication or replacement is necessary for Seller to fulfill an Order, in which case such Order will be canceled and Buyer will reimburse Seller for all costs Seller has incurred in connection with such Order.


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3.   DELIVERY, TITLE AND RISK OF LOSS

     A. Seller shall deliver the Product FOB to the factory. Seller shall arrange the shipping method, shipping carrier and insurance applicable to each shipment for delivery to Buyer in West Melbourne, Florida, at the cost and risk of Buyer. Upon delivery at the factory, title to the Product and all risk of loss or damage for the Product shall pass to Buyer. Buyer is responsible for importation and all duties and taxes.

     B. Seller will use its commercially reasonable efforts to provide Buyer with an estimated delivery and shipment schedule for each Order.

     C. If Buyer fails to take delivery of any quantity of the Product which has been ordered by Buyer and tendered by Seller in compliance with the terms and conditions of this Contract, Seller may place such Product in storage at the place of manufacture or elsewhere. In such event: (i) Seller shall notify Buyer of the placement of any quantity of the Product in storage; (ii) Seller's delivery obligations shall be deemed fulfilled and title and all risk of loss or damage shall thereupon pass to Buyer; (iii) any amounts otherwise payable upon delivery shall be payable upon presentation of Seller's invoices therefor; and (iv) promptly upon submission of Seller's invoices therefor, Buyer shall reimburse Seller for all expenses incurred by Seller such as preparation for and placement of the Product into storage, handling, storage, demurrage, inspection, preservation and insurance.

     D. Buyer may, within fourteen (14) days of receipt of any ordered Product units at its ship-to destination, notify Seller in writing of rejection of any Product units which do not comply with the Specifications. Buyer may return such rejected units to Seller at Seller's expense and risk, provided that Buyer: (i) obtains a Return Material Authorization (RMA) number; and (ii) includes, along with such returned Products, a written description, in reasonable detail, of the nature and extent of the claimed nonconformity. Seller, at its option, may repair or replace the defective units and ship such units to Buyer, at Seller's expense and risk. If Seller determines that any returned item conformed to the Specifications and was not defective, Seller will return it to Buyer at Buyer's expense and risk.


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4.   EXCUSABLE DELAYS

     A. Buyer and Seller shall not be liable for delays in delivery or failure to perform due directly or indirectly to: (i) causes beyond its reasonable control; (ii) acts of God, acts (including failure to act) of any governmental authority (de jure or de facto), wars (declared or undeclared), riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; (iii) inability to timely obtain necessary materials, items, components, or services from suppliers who are affected by the foregoing circumstances; or (iv) the failure of the other party to perform its obligations hereunder in a timely manner. The foregoing shall apply even though any of such causes exists at the time of execution of this Contract.

     B. In the event of any delay or failure excused by this Section 4, the party whose performance is delayed shall promptly notify the other party and shall at the same time, or at the earliest practical date after such notice, specify the revised delivery and performance dates. In the event of such delay, the time of delivery or of performance shall be extended for a period equal to the time lost by the affected party by reason of the delay; provided, however, if any such delay shall continue beyond thirty (30) business days, either party may cancel any or all Orders affected by such delay.

5.   PAYMENT

     A. Payment will be made by irrevocable documentary letter of credit payable at sight at delivery to FOB point. The letters of credit will be opened by Buyer for the full amount of each Order of Product a minimum of 120 days prior to scheduled shipment from the factory, except for the initial Order of any Product model, which will be opened 150 days prior to scheduled shipment from the factory. The letters of credit will contain terms and conditions acceptable to Seller, and will be confirmed by a U.S. bank acceptable to, and on terms acceptable to, Seller.


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     B.   Unique Materials

          In the event of termination of this Contract other than by Seller pursuant to Section 13.A, Buyer shall reimburse Seller for all unique materials acquired by Seller for the manufacture of Product for Buyer. Unique materials include, but are not limited to Product cabinets. This obligation survives the termination or expiration of this Contract.

     C.   Other Amounts

          Any other amounts due Seller hereunder shall be payable within forty-five (45) days after Buyer's receipt of Seller's invoice.

     D.   Late Payments

          Any undisputed amounts which are not paid on a timely basis shall accrue interest from the due date at the rate of one and one-half percent (1-1/2%) per month (or such lesser rate as may be the maximum permissible rate under applicable law). A party shall use its best efforts to notify the other party within twenty (20) business days of its receipt of any invoice or credit/debit documentation which it disputes.

6.   QUALITY ASSURANCE

     Seller will perform such inspections and tests of each Product unit at least comparable to the level of quality assurance that Seller implements for its own products, and as Seller deems necessary in its reasonable commercial judgment to ensure that such Product units comply with the requirements of this Contract.

7.   PRODUCT PROTECTION

     A.   No Warranty

     The Product sold pursuant to this Contract is sold without warranty either express or implied. SELLER SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND OR FITNESS FOR A PARTICULAR PURPOSE AND ANY RETAIL WARRANTY, INCLUDING ANY CONSUMER OR END-USER WARRANTY.

     B.   EPIDEMIC FAILURE


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


          An epidemic failure is a material failure of a Product due to a single cause or any material, component or part therefor in an amount exceeding ten percent (10%) of the total units shipped under this Contract. In case of epidemic failure of a Product occurring within 18 months of date of shipment, Seller shall, at its option, repair or replace affected units of Product at its expense. Buyer shall inform Seller in writing of all epidemic failures and Seller shall have the right to confirm the existence of such failures in a manner it deems appropriate.

     C.   Seller Indemnity

          Seller shall be responsible for and agrees to indemnify Buyer and hold Buyer harmless from and against all third party claims, demands and causes of action (including claims relating to compliance with all applicable labor laws of the jurisdiction in which the Product is manufactured) for direct damages (including reasonable legal fees and expenses) for personal injuries or damage to tangible property (other than Product) directly resulting from the willful misconduct or negligent acts or omissions of Seller in the manufacturing of the Product. Buyer agrees to notify Seller as soon as practical of any third party claim, demand or cause of action for which Buyer will request indemnification from Seller. Buyer will provide Seller with the information and assistance reasonably requested by Seller to defend such claim, demand or cause of action.

     D.   Buyer Indemnity

          Buyer shall be responsible for and agrees to indemnify Seller and hold Seller harmless from and against all third party claims, demands and causes of action (including intellectual property claims and claims related to compliance with applicable laws and governmental regulations other than applicable labor laws of the jurisdiction in which the Product is manufactured) for direct damages (including reasonable legal fees and expenses) for personal injuries or damage to tangible property directly resulting from the willful misconduct or negligent acts or omissions of Buyer in the sale, repair (if applicable), design, shipment, use or other handling of the Product. Seller agrees to notify Buyer as soon as practical of any third party claim, demand or cause of action for which Seller will request indemnification from Buyer. Seller will provide Buyer with the information and assistance reasonably requested by Buyer to defend such claim, demand or cause of action.

     E. THE REMEDIES SET FORTH ABOVE ARE THE BUYER'S EXCLUSIVE REMEDIES AGAINST SELLER. SUCH REMEDIES ARE IN LIEU OF ALL OTHER REMEDIES OR WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

8.   INTELLECTUAL PROPERTY

     A. Buyer will provide all intellectual property rights of Buyer or any third party necessary for Seller to fulfill Seller's obligations under this Contract.

     B. This Contract does not constitute a grant, transfer, license or assignment from Seller to Buyer of any intellectual property rights of Seller; provided, however, that Seller is granting Buyer a limited license in the Uniden License.

9.   LIMITATION OF LIABILITY

     A.   Limitation of Liability

          The total liability of Seller, including its subcontractors or suppliers, for all claims of any kind for any loss or damage, whether in contract, warranty, tort (including negligence or infringement), strict liability or otherwise, arising out of, connected with, or resulting from the performance or non-performance of this Contract or from the manufacture, sale, delivery, repair, replacement, licensing or use of any Product, software or the furnishing of any service, shall not exceed the amount paid by Buyer pursuant to Section 5, entitled "PAYMENT," for the particular item(s) of Product, software or services that give rise to the claim.

     B. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR INFRINGEMENT), STRICT LIABILITY OR OTHERWISE, SHALL EITHER PARTY, OR ITS SUBCONTRACTORS OR SUPPLIERS, BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES


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          INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF USE OF THE
          PRODUCT OR ANY OTHER EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE GOODS, FACILITIES, SERVICES OR DOWNTIME COSTS TO THE OTHER PARTY.

     C. The provisions of this Section's "LIMITATION OF LIABILITY" shall apply notwithstanding any other provisions of the terms of this Contract or of any other agreement and shall survive the termination or expiration of this Contract.

10.  CONFIDENTIALITY

     A. The information supplied by one part to the other under this Contract which is marked or otherwise designated in writing to be of a proprietary or confidential nature ("Confidential Information") shall be kept confidential by the receiving party for a period of two (2) years following expiration of this Contract. Except as otherwise specified authorized in writing, the receiving party shall:

          1. treat and protect the terms and provisions of this Contract and all information, documentation, and know-how received as Confidential Information;

          2. not reproduce (except in a manner and purpose consistent with the purpose of this Contract) Confidential Information in whole or in part; and

          3. use Confidential Information only in conjunction with its performance hereunder or its use of the Product.

     B. Neither part shall forward or disclose any Confidential Information of the other party to any third party without the prior written consent of the other party, except that nothing herein shall preclude a party from disclosing such information to any Affiliate of such party with a need to know such information. Notwithstanding the foregoing, neither party shall have any obligation with respect to any information of the other party which:

          1. was previously known by or is independently and demonstrably developed at any time by the receiving party without any connection with the information received;


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

          2. at any time becomes a matter of public knowledge or literature without any act or negligence by the receiving party; or

          3. is at any time lawfully received by the receiving party from a third Person under circumstances permitting its disclosure to others.

     C. If and to the extent that a receiving party is required by any administrative or judicial action to disclose the Confidential Information to the other party, the receiving party shall attempt to maintain the confidentiality of the information by asserting in such action any applicable privileges and immediately after receiving notice of such action, notify the disclosing party of such action to give the disclosing party the opportunity to seek legal remedies to maintain the confidentiality of same.

     D. Each party shall take the same actions and utilize the same precautions in preventing unauthorized disclosure of the other party's Confidential Information as it uses with regard to its own Confidential Information, which shall in no event be less than reasonable care.

     E. In the event of termination of this Contract for any reason, both parties shall return or destroy and certify to the other party the return or destruction of all Confidential Information and reproductions thereof. Notwithstanding the foregoing, Buyer may retain certain confidential or proprietary information for an agreed period of time for the sole purpose of servicing the Product after which time Buyer shall then return such information to Seller.

11.  CHANGES AND CONDITIONS

     A. In the event of any change in the Product as a result of the imposition of requirements by any federal, state or local government, the prices will be adjusted equitably as agreed to by the parties, in writing, to reflect the added cost and expense of such change.

     B. Seller reserves the right to establish or change any of the specifications or features of the Product, at any time, provided that no such change may, without the prior written approval of Buyer, affect the form or function of the Product or require a change to the cabinet design.


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12.  COMPLIANCE WITH LAWS

     Buyer is responsible for ensuring that all Product complies with all applicable state, federal and local laws and regulations that apply to such Product. Seller is responsible for compliance with all applicable labor laws of the jurisdiction in which the Product is manufactured.

13.  TERMINATION OF CONTRACT

     A. Either party may at any time by written notice immediately terminate this Contract without compensation to the other party effective upon a date which is at least one year following initial delivery, and upon one hundred fifty (150) days written notice. However, any firm accepted Order pending at the time of termination shall continue to be binding on the parties.

     B. Either party may by written notice terminate this Contract with immediate effect if the other party has committed a substantial and material breach of this Contract and, after receipt of written notice from the other party specifying the breach, the breach is not rectified within a time period which shall be reasonable taking into account previous technical and other relevant conditions; provided, however, that such time period shall not be less than fifteen (15) days for corrective actions involving the payment of money and thirty
          (30) days for all other purposes.

     C. The acceptance of an Order from, or the sale of any Product to, Buyer after the termination or expiration of this Contract shall not be construed as a renewal or extension thereof, nor as a waiver of termination but, in the absence of a new fully executed written agreement, all such transactions shall be governed by provisions identical with the provisions of this Contract.

     D. This Contract shall terminate eighteeen (18) months from the Effective Date of this Contract unless renewed by the Parties before termination. Six (6) months following the date of this Contract, the Parties shall review with each other whether they desire to renew this Contract before termination.


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

14.  NOTICES

     Notices and other communications between the parties shall be transmitted by facsimile or in writing to the other parties at the addresses indicated below and shall be deemed effective upon confirmed receipt. Either party may change its address by giving notice in writing thereof to the other party.

     SELLER: UNIDEN CORPORATION
             C/O 4701 Buckingham Rd.
             Fort Worth, Texas 76155
             Attention: Koji Uchiyama
             Phone: (817) 858-3923
             Fax: (817) 858-3266

     BUYER:  RELM WIRELESS CORPORATION
             at 7505 Technology Drive
             West Melbourne, Florida 32904
             Attention: Scott Henderson
             Phone: (321) 953-7899
             Fax: (321) 984-0434

15.  PARTIAL INVALIDITY

     The invalidity, in whole or part, of any section or paragraph of these terms shall not affect the validity of the remainder of such section or paragraph, or of these terms. Section headings are inserted for convenience only and shall not be used in any way to define the meaning of these terms.

16.  ASSIGNMENT

     Either party may assign its rights or obligations under this Contract to any Affiliate of such party. Otherwise, neither party shall transfer or assign its rights or obligations under this Contract.

17.  PARTY RELATIONSHIP


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     This Contract does not create any agency, joint venture or partnership between Buyer and Seller. Neither party shall impose or create any obligation or responsibility, express or implied, or make any promises, representations or warranties on behalf of the other party or other than as expressly provided herein.

18.  GOVERNING LAW

     A. The validity, performance and all matters relating to the interpretation and effect of these terms and the Contract and any amendment thereto shall be governed by the laws of the State of Texas without reference to its rules with respect to conflict of laws. The parties agree to the exclusive venue and jurisdiction of the United States District Court for the Northern District of Texas, Dallas Division.

     B. If any controversies or disputes arise out of or relating to this Contract, the parties shall first make efforts to resolve and settle the same through a good faith negotiation initiated within ten (10) days of receipt of written request for same by either party to the other. If no resolution of such controversy or dispute is reached within sixty (60) days of the original request (or by such other date as the parties may agree in writing), then either party may elect to pursue litigation of such controversy or dispute as provided herein.


19.  SUCCESSORS AND ASSIGNS

     The terms and provisions of this Contract shall inure to the benefit and be binding upon the successors and permitted assigns of either Buyer or Seller.

20.  ENTIRE AGREEMENT

     This Contract constitutes the entire understanding between the Buyer and the Seller concerning the subject matter hereof, and any representation, promise, understanding, proposal, agreement, warranty, course of dealing or trade usage not expressly contained or referenced herein shall not be binding on Seller. No modifications, amendment, rescission, waiver or other change shall be binding on either party unless accepted in writing by that party. NEITHER BUYER NOR SELLER ASSUMES ANY


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


OBLIGATIONS OR LIABILITIES IN CONNECTION WITH THE SALE OF THE PRODUCT OTHER THAN THOSE EXPRESSLY STATED IN THIS CONTRACT.


                            [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed by their duly authorized representatives as of the dates set forth below.

UNIDEN CORPORATION                         RELM WIRELESS CORPORATION


By:                                        By:
   --------------------------------           ----------------------------------

Name:                                      Name:
     ------------------------------             --------------------------------

Title:                                     Title:
      -----------------------------              -------------------------------

Date:                                      Date:
     ------------------------------             --------------------------------

Witness:                                   Witness:
        ---------------------------                -----------------------------

Witness Name:                              Witness Name:
             ----------------------                     ------------------------


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ATTACHMENTS:

APPENDIX A-1 & A-2 - PRODUCT

                                 APPENDIX A - 1
                                    PRODUCT


MODEL                                      PRICE FOB FACTORY

                                 APPENDIX A - 2
                               NEW MODEL ADDENDUM


NEW MODEL                                  PRICE FOB FACTORY




Specifications:

Development schedule:

Tooling Costs:

Approved:
                                           BUYER
SELLER
Uniden Corporation                         RELM Wireless Corporation

By:                                        By:
   --------------------------------           --------------------------------

Date:                                      Date:
     ------------------------------             ------------------------------